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Contact:  David S. Kabakoff
          Executive Vice President
          Dura Pharmaceuticals, Inc.
          (619) 457-2553

                 DURA PHARMACEUTICALS, INC. AND SPIROS DEVELOPMENT
               CORPORATION II, INC. ANNOUNCE PUBLIC OFFERING OF UNITS

     San Diego, CA - December 17, 1997 - Dura Pharmaceuticals, Inc. (Nasdaq NNM:
DURA) and Spiros Development Corporation II, Inc. (Spiros Corp. II), a separate newly-formed Delaware corporation, today announced the public offering of 5.5 million Units at a price of $16 per Unit. Each Unit will consist of one share of callable common stock of Spiros Corp. II and one warrant to purchase one-fourth of one share of Dura common stock. The Units will trade on the Nasdaq National Market under the symbol "SDCOZ". All of the net proceeds of the offering will be paid to Spiros Corp. II. The callable common stock of Spiros Corp. II and the warrants will trade only as units through December 31, 1999, or such earlier date as Dura may exercise an option to purchase all of the shares of Spiros Corp. II common stock outstanding at the time of exercise or as such option expires unexercised.

     Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corp. are managing the offering. Dura and Spiros Corp. II have granted the underwriters a 30-day over-allotment option to purchase up to an additional 825,000 Units.

     A copy of the final prospectus relating to these securities may be obtained from Merrill Lynch & Co., Prospectus Department, 250 Vesey Street, World Financial Center, North Tower, New York, New York 10281 or from Donaldson, Lufkin & Jenrette Securities Corp., 277 Park Ave., New York, New York 10172,
Attention:  Prospectus Department.

     Spiros Corp. II was formed in September 1997 primarily to continue to fund the development of Spiros-TM-, a proprietary pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for four leading asthma drugs (albuterol, beclomethasone, ipratropium and budesonide) and certain combinations and


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Dura and Spiros Development Corp. II Announce Public Offering of Units
Page 2

                                       (more)

alternative formulations thereof for use in Spiros.

     Dura Pharmaceuticals, Inc. is a San Diego based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma, and related respiratory conditions. Dura has focused on the U.S. respiratory market because of its size and growth opportunities through two major strategies: (1) acquiring respiratory prescription pharmaceuticals and/or businesses developing or marketing such pharmaceuticals targeted at high-prescribing respiratory physicians, and (2) developing Spiros, a pulmonary drug delivery system.

     Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the timely development of the Spiros system, competitive products and pricing, Dura's and Spiros Corp. II's limited manufacturing experience, dependency upon third parties and their successful development efforts, and other risks detailed from time to time in the companies' filings with the SEC. Actual results may differ materially from those projected. Forward-looking statements represent the companies' judgment as of the date of this release. Each of Dura and Spiros Corp. II disclaim, however, any intent or obligation to update any forward-looking statements.


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